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                                                                   Exhibit 10(c)

                               NONCOMPETITION AGREEMENT


    THIS NONCOMPETITION AGREEMENT dated as of the 3rd day of December, 1996, by and between Charles R. Wood ("Wood"), an individual with an address of c/o Charles R. Wood Foundation, 499 Glen Street, Glens Falls, New York, and Premier Parks Inc. ("Premier"), a Delaware corporation with offices at 122 E. 42nd Street 49th Floor, New York, New York.

                                 W I T N E S S E T H:

    WHEREAS, Premier Parks Acquisition Corp., ("PPAC") a wholly-owned subsidiary of Premier, and Storytown USA, Inc. ("Storytown") and Fantasy Rides Corporation ("Fantasy") have executed and entered into that certain asset purchase agreement dated as of the 23rd day of August, 1996 (the "Purchase Agreement") whereby the assets and real estate owned by Storytown and Fantasy will be sold to PPAC pursuant to the terms contained therein; and

    WHEREAS, Wood is the sole shareholder and director of both Storytown and Fantasy Rides;

    WHEREAS, as part of the transactions contemplated by PPAC, Storytown and Fantasy Rides, Premier has requested that Wood execute this noncompetition agreement; and

    WHEREAS, PPAC's acquisition of those certain assets of Storytown and Fantasy pursuant to the terms of the Purchase Agreement constitutes good and sufficient consideration for Wood's entry into this agreement and performance of his obligations hereunder.

    NOW THEREFORE, for the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1. PROHIBITED ACTIVITIES. Wood will not, for a period of five (5) years following the Closing Date (as that term is defined in the Purchase Agreement), directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

         (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any Competing Business within 250 miles of the Great Escape, as that term is defined in the Purchase Agreement (the "Territory");

         (ii) call upon any person who is an employee of Premier or any of its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of Premier or any of its subsidiaries; or

         (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Premier or any of its subsidiaries within the

Territory for the purpose of soliciting or selling services or products for or on behalf of a Competing Business.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Wood from acquiring, as a passive investor with no involvement in the operations of the business, not more than five percent (5%) of the capital stock of a business engaging in or operating a Competing Business within the Territory whose capital stock is publicly traded on a national securities exchange or over-the-counter. For purposes of this Agreement, "Competing Business" shall mean and include any entity whose business includes providing rides, amusements, games, fun parks, water parks and/or amusement parks to the general public.

    2.   EXCEPTIONS.    (a)  Premier recognizes and acknowledges that Wood
and/or corporations which he controls presently own and/or operate several businesses identified on Exhibit "A", attached hereto and incorporated by reference herein (the "Wood Businesses"). Of the Wood Businesses, only Gaslight Village, Inc., d/b/a Lake George Action Park, and Gaslight Rides, Inc. (collectively, "Gaslight") may be deemed to be a Competing Business.

         (b) Premier acknowledges and agrees that Wood may carry on any business activity which is currently conducted by the Wood Businesses, it being understood that during the period specified in the first sentence of Section 1
(i) neither Wood nor Gaslight will expand Gaslight by adding rides or attractions materially different than the type of rides and attractions existing on the date hereof; provided, however, nothing herein shall be deemed to prohibit Wood from utilizing the entire site on which Gaslight is located and
(ii) Holiday Ads, Inc. will not offer marketing and P.R. services to any Competing Business in the Territory other than Gaslight.

         (c) Premier acknowledges and agrees that Wood's conduct and continuation of the Wood Businesses as contemplated by subsections (a) and (b) of this section 2, (i) is not prohibited under the terms of this Agreement and
(ii) constitutes an exception to the covenant set forth in section 1, hereof.

    3. EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to Premier as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Premier for which it would have no other adequate remedy, Wood agrees that the foregoing covenant, subject to the exceptions set forth in section 2, may be enforced by Premier by injunctions, restraining orders and other equitable actions without the necessity or obligation of posting bond.

    4. REASONABLE RESTRAINT. Wood acknowledges and agrees that the Agreement is necessary for the protection of the legitimate business of Premier. It is agreed by the parties hereto that the foregoing covenants in this Agreement impose a reasonable restraint on Wood in light of the activities and business of Premier on the date of the execution of this Agreement and the current plans of Premier.

    5. SEVERABILITY; REFORMATION. The covenants in this Agreement are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be


                                          2

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enforced to the fullest extent which the court deems reasonable and this
Agreement shall thereby be reformed.

    6. MATERIAL AND INDEPENDENT COVENANT. Wood acknowledges that his covenants set forth in this Agreement are material conditions to Premier's agreement to execute and deliver the Purchase Agreement and to consummate the transactions contemplated thereby. All of the covenants in this Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Wood against Premier or one of its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Premier of such covenants. It is specifically agreed that the five (5) year period during which the agreements and covenants of Wood made in this Agreement shall survive shall be computed by excluding from such computation any time during which Wood is in violation of any provision of this Agreement. The covenants contained in this Agreement shall not be affected by any breach of any other provision hereof by any party hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.



                                       /s/ Charles R. Wood
                                       -----------------------------------
                                       Charles R. Wood


                                       PREMIER PARKS INC.



                                       By:  /s/ Kieran E. Burke
                                       -----------------------------------
                                            Its: Chairman & CEO


                                          3

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                                     EXHIBIT "A"
                                 EXCLUDED PROPERTIES


ENTITY NAME                                 PURPOSE

Meadow Run Development Corporation          Landholding company and billboard owner.

Hi-Way Host, Inc.                           Owner of Howard Johnson Motor Lodge, located at
                                            Northway Exit I9 in Queensbury New York.

Alphonso's Lake George, Inc.                Owner of land in Queensbury, New York, in close
                                            proximity to the Great Escape on which Coachman
                                            Restaurant is located.

Charles R. Wood d/b/a Sun Castle            Owner of motel and villas on Lake George.

Gaslight Village, Inc. d/b/a Lake George    Owner of action park in Town and Village of Lake George,
Action Park                                 New York, on site owned by the Charles R. Wood
                                            Foundation.  Operator of amusements and attractions at
                                            that site.

Gaslight Rides, Inc.                        Owner of rides located at Lake George Action Park.

Charles Wood Enterprises, Inc.              Administrative Offices for all companies.

Storytown USA, Inc.

Fantasy Rides Corporation

Charles R. Wood Foundation                  Charitable organization.

Double "H" Hole in the Woods, Ranch Inc.    Owner of campground located in Lake George, New York
                                            for critically ill children.

Holiday Ads, Inc.                           Marketing and PR company.

Waxlife USA, Inc. d/b/a Charley's           Owner of Restaurant, Nightclub, Bar & Lounge in Town
                                            of Lake George, New York.


     In total, the Charles R. Wood companies own approximately 9.3 acres in the Town and Village of Lake George which are comprised of several of the above-mentioned companies.